Zerostack Announces US$1.0 Billion Strategic Contribution of Memecore ($M) Tokens at US$25.19 Per Share

Transaction Represents an Unprecedented Strategic Investment Premium

DALLAS, TEXAS - August 19, 2026 - Zerostack Corp. ("Zerostack" or the "Company") today announced that it has entered into a definitive transaction pursuant to which Puple AI Inc. and Blockcat Pte. Ltd. have agreed to contribute an aggregate of US$1.0 billion of Memecore tokens to the Company in exchange for 3,500,000 Zerostack common shares and pre-funded warrants to purchase up to 36,198,293 additional common shares (the "Warrants"), with the prefunded warrants issued at a price of US$25.19 per share. Shares issuable upon exercise of the Warrants will not be issued unless and until approved by Zerostack's shareholders in accordance with Nasdaq Listing Rule 5635, and such shares will be subject to a lock-up of up to ten years following closing.

The agreed share price represents a premium of more than twelve times Zerostack's recent market trading price, while the Memecore tokens contributed to the transaction, consisting of 925,925,926 $M tokens, were valued at their prevailing fair market trading price of $1.08 per token.

Management believes the transaction represents one of the most significant valuation premiums accepted by a strategic cryptocurrency investor in a public company and reflects the Memecore principals' conviction in Zerostack's long-term strategy, management team and unique positioning within the decentralized artificial intelligence ecosystem. The transaction fosters Zerostack's strategy of building a full-stack position in the consumer driven distributed artificial intelligence market segment, which Management expects to grow through MemeCore's creation of consumer-facing cultural economies.

The transaction also substantially expands Zerostack's strategic relationship with the Memecore ecosystem and creates what management believes to be significant opportunities for collaboration between Zerostack's existing 0G portfolio and the rapidly growing Memecore community. Management believes that the willingness of the Memecore principals to acquire Zerostack equity at a substantial premium while valuing the contributed Memecore tokens at prevailing market prices demonstrates a strong conviction that ownership of Zerostack shares provides unique strategic exposure to the Company's existing and future digital asset activities.

"This transaction represents a defining milestone not only for Zerostack, but for the broader digital asset industry," said Daniel Reis-Faria, Chief Executive Officer of Zerostack.

Mr. Reis-Faria continued:

"Our objective has always been to build the premier publicly traded gateway to next-generation digital infrastructure assets. We believe the combination of our existing 0G holdings with a strategic position in the Memecore ecosystem creates a compelling platform capable of generating long-term value for shareholders while positioning Zerostack at the intersection of decentralized AI, digital assets and institutional capital."

Rudy Rong, a principal of Memecore who is also being appointed President of Zerostack in connection with the transaction, commented:

"Memecore has always sought partners capable of creating lasting value across the broader blockchain ecosystem. We believe Zerostack represents the ideal public company through which to accelerate collaboration between our respective communities while creating meaningful opportunities for innovation, ecosystem development and institutional participation."

About ZeroStack Corp.

ZeroStack Corp. is the first Nasdaq-listed asset management company focused on providing exposure to decentralized AI. The Company also operates a global pharmaceutical distribution business through its wholly owned subsidiary, Phatebo GmbH. For more information, visit https://zerostack.ai/

About Memecore ($M)

MemeCore ($M) is a top 50 cryptocurrency and a dedicated Layer 1 blockchain built to change internet memes from short-term speculation into long-term cultural and economic assets. It provides infrastructure with low fees and high scalability for meme-driven communities.

Forward-Looking Statements

This press release contains "forward-looking statements," as defined by U.S. federal securities laws. Forward-looking statements reflect the Company's current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words "believe," "expect," "anticipate," "will," "could," "would," "should," "may," "plan," "estimate," "intend," "predict," "potential," "continue," and the negatives of these words and other similar words or expressions generally identify forward-looking statements. These forward-looking statements include, but are not limited to, express or implied statements regarding: the expected fulfillment of the Orders; the Company's ability to obtain inventory financing; the potential for future orders from existing or prospective customers; anticipated revenues and profitability; expected operating profit; procurement pricing; supplier availability; and commercial relationships.

Forward-looking statements are based on current expectations and assumptions that involve significant risks and uncertainties. Actual results may differ materially due to numerous factors, including, without limitation: business strategy risks and the other risks described under the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the "SEC") on February 27, 2026, as such factors may be updated from time to time in the Company's periodic filings with the SEC, including the Company's Quarterly Report on Form 10-Q filed with the SEC on July 31, 2026, which are accessible on the SEC's website at www.sec.gov/edgar.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company's filings with the SEC. While forward-looking statements reflect the Company's good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based on information currently available to the Company (or to third parties making the forward-looking statements).